EXHIBIT 5.01
March 12, 2015

Castlight Health, Inc.
Two Rincon Center
121 Spear Street, Suite 300
San Francisco, CA 94105
Gentlemen/Ladies:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Castlight Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 12, 2015 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,559,569 shares (the “Shares”) of the Company’s Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), all of which Shares are subject to issuance by the Company upon the exercise or settlement of awards to be granted under the Company’s 2014 Equity Incentive Plan (the “Plan”). At your request we are providing this letter to express our opinion on the matters set forth in the numbered paragraphs below.
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the documents described on Exhibit A attached hereto (which is incorporated in this letter by reference). Capitalized terms used but not defined in the body of this letter have the meanings given to such terms on Exhibit A hereto.
In giving the opinions contained in this letter, we have assumed the current accuracy of the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate.
We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law (“DGCL”). We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.
In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any corporate proceedings of the Company’s Board of Directors (the “Board”), Compensation and Talent Committee of the Board or stockholders referenced in Exhibit A hereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied upon the Certificate of Good Standing and representations made to us by the Company, including those set forth in the Management Certificate. In connection with our opinion expressed in paragraph (2) below, we have assumed that, at or prior to the time of the delivery of any Shares, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, the registration will apply to all the Shares and will not have been modified or rescinded.
Based upon, and subject to, the foregoing, it is our opinion that:
(1)    The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and
(2)    The Shares of Class B Common Stock that may be issued and sold by the Company upon the exercise or settlement of awards to be granted under the Plan, when issued, sold and delivered in accordance with the Plan and applicable Plan Agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.
This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, as speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date and does not address any potential changes in facts or circumstance that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.
Very truly yours,
FENWICK & WEST LLP
By: /s/ Fenwick & West LLP

EXHIBIT A
to
Legal Opinion Regarding S-8 Registration Statement (the “Opinion Letter”)
of Castlight Health, Inc., a Delaware corporation (the “Company”)

Certain Reviewed Documents

Capitalized terms used but not defined in this Exhibit A have the meanings defined for such terms in the Opinion Letter.

(1)
The Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on March 19, 2014 and certified by the Delaware Secretary of State on March 19, 2014 (the “Restated Certificate”).

(2)	The Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on March 19, 2014 (the “Amended and Restated Bylaws”).

(3)	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)
The Plan and related forms of agreements for use under the Plan that were exhibits to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed with the Commission on March 3, 2014 (the “Plan Agreements”).

(5)	The Prospectus prepared in connection with the Registration Statement.

(6)
Minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) relating to the adoption, approval, authorization or ratification of (a) the Restated Certificate, (b) the Amended and Restated Bylaws, (c) the filing of the Registration Statement and (d) the Plan, including the reservation of the Shares for sale and issuance pursuant to the Plan and the sale and issuance of the Shares pursuant to the Plan.

(7)
The stock records that the Company has provided to us (consisting of a list of the Company’s stockholders that was issued by the Company’s transfer agent and dated as of March 6, 2015 and a list of option and warrant holders respecting the Company’s capital stock and of any rights to purchase capital stock that was prepared by the Company and dated March 6, 2015 verifying the number of such issued and outstanding securities).

(8)
A Certificate of Good Standing issued by the Delaware Secretary of State dated March 12, 2015, stating that the Company stating that the Company is duly incorporated, in good standing and has a legal corporate existence as of such date (the “Certificate of Good Standing”).

(9)	A Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).